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                                                                     Exhibit 4.2


                    AMENDMENT NO. 2 TO STOCKHOLDERS AGREEMENT

         This Amendment is made as of October 4, 2000 by and among Unifrax Corporation, a Delaware corporation (the "CORPORATION"), BP Exploration (Alaska) Inc., a Delaware corporation ("BP"), and Unifrax Holding Co., a Delaware corporation ("HOLDINGS").

         WHEREAS, the Corporation, BP and Holdings are parties to the Stockholders Agreement dated as of October 30, 1996, as amended as of September 30, 1997 (collectively, the "Agreement"); and

         WHEREAS, the Corporation, BP and Holdings desire to amend the Agreement as set forth in this Amendment as a consequence of the completion of the transactions contemplated by that certain Stock and Asset Purchase Agreement by and among the Corporation, Societe Europeenne de Produits Refractaries ("SEPR"), and certain other parties, dated July 27, 2000 (the "PURCHASE AGREEMENT").

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

     1. Holdings and BP, in their capacities as the sole shareholders of the Corporation, hereby approve and adopt the Certificate of Amendment of the Certificate of Incorporation of the Corporation in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF AMENDMENT") in accordance with Sections 228 and 242 of the Delaware General Corporation Law. In addition, BP hereby consents to
(a) the issuance of an aggregate of 20,500 shares of Series A Preferred Stock to Holdings pursuant to the Preferred Stock Subscription Agreement in the form attached hereto as EXHIBIT B (the "SUBSCRIPTION AGREEMENT"), and (b) the pledge of such Series A Preferred Stock to SEPR pursuant to the Pledge Agreement in the form attached hereto as EXHIBIT C. Simultaneously with the execution and delivery hereof, (a) Holdings and BP shall surrender and deliver to the Corporation the certificates representing all of their existing shares of Preferred Stock in proper form for transfer, and (b) the Corporation will issue and deliver to Holdings and BP certificates representing a like number of shares of Series B Preferred Stock. In the event that the Corporation shall determine to issue warrants to purchase Common Stock in connection with the issuance of Series A Preferred Stock, all such warrants shall be issued to the stockholders of the Corporation on a pro rata basis and at the same price.

     2. The definition of "BP Shares" as set forth in Section 1 of the Agreement is amended to read, in its entirety, as follows:

          "BP Shares" means, collectively, all shares of Common Stock and Series B Preferred Stock owned by BP or its Affiliates.

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     3. The definition of "Preferred Stock" as set forth in Section 1 of the
Agreement is amended to read, in its entirety, as follows:

          "Preferred Stock" means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

     4. The following definitions are added to Section 1 of the Agreement:

          "Series A Preferred Stock" means the preferred stock of the Corporation designated as "Series A Preferred Stock" and having the relative rights, preferences and limitations, in each case as set forth in the Certificate of Incorporation.

          "Series B Preferred Stock" means the preferred stock of the Corporation designated as "Series B Preferred Stock" and having the relative rights, preferences and limitations, in each case as set forth in the Certificate of Incorporation.

     5. The first sentence of Section 3(a) of the Agreement is amended to read, in its entirety, as follows:

          Except for (i) the issuance of shares of Common Stock representing, on a fully diluted basis, not more than ten percent (10%) of the Corporation's total Common Stock, pursuant to a Corporation Management Option Plan, or (ii) in connection with a Public Offering, or (iii) the issuance of Common Stock in connection with the acquisition of, or a merger with, another corporation or business, or (iv) the issuance of shares of Common Stock as a dividend on the outstanding Common Stock that would not, after giving effect to the issuance of such shares, affect the Effective Percentage, or (v) the original issuance of not more than 166.67 shares of Preferred Stock to BP prior to November 10, 1997, or (vi) the original issuance of not more than 1,500 shares of Preferred Stock to Holdings prior to November 10, 1997, or (vii) the issuance of shares of Common Stock in connection with a conversion of shares of Series B Preferred Stock into shares of Common Stock, or (viii) the original issuance of not more than 20,500 shares of Series A Preferred Stock to Holdings pursuant to the Subscription Agreement, if the Corporation desires to sell or otherwise issue any shares of Common Stock, any shares of Preferred Stock or any securities containing options or rights to acquire any shares of Common Stock or Preferred Stock, the Corporation shall first offer to sell to BP a portion of such stock or securities equal to the Effective Percentage.

     6. Section 4(b) of the Agreement is amended to read, in its entirety, as follows:

          Within thirty (30) days after its receipt of a Registration Notice, BP may by written notice to the Corporation elect to include in the

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          Public Offering all of the Common Stock and Series B Preferred Stock
          owned by BP. If BP elects to include any of the Common Stock or Series B Preferred Stock owned by it in such Public Offering, it must elect to include all of such Common Stock or Series B Preferred Stock, as applicable.

     7. Section 4(d) of the Agreement is amended to read, in its entirety, as follows:

          The Corporation shall include in the registration all the BP Shares which BP has elected to include pursuant to SECTION 4(b).

     8. Section 5(g) of the Agreement is amended to read, in its entirety, as follows:

          If BP sells less than all of the Common Stock owned by it in a Public Offering, then the Target Value shall be reduced by multiplying it by a fraction, the numerator of which is the number of shares of the Common Stock owned by BP and sold in such Public Offering and the denominator of which is the number of shares of the Common Stock owned by BP as of the date of this Agreement, plus the number of shares of Common Stock received by BP after the date of this Agreement in connection with the conversion of shares of Series B Preferred Stock (all of such shares included in such denominator to be adjusted for any stock splits, reverse stock splits, stock dividends or similar events occurring after they are issued to BP).

     9. Clause (v) of the first sentence of Section 8(a) of the Agreement is amended to read, in its entirety, as follows:

          a structuring fee in the amount of one percent (1%) of (x) in the case of each acquisition of the stock or assets of a business of any third party by the Corporation or any of its Affiliates, the purchase price associated with such acquisition, and (y) in the case of a transaction in which (i) all or most of the assets of the Corporation and its Affiliates, taken together, are sold to any unaffiliated third party,
          (ii) all or most of the capital stock of Holdings or the Corporation is sold to any unaffiliated third party, (iii) a Public Offering, or
          (iv) Kirtland Capital Partners II LP, together with all Affiliates thereof (collectively, "KCP") shall, by virtue of a merger or other similar transaction, cease to own or control (directly or indirectly) more than fifty percent (50%) of the voting share capital of Holdings or the Corporation or shall cease to have the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of Holdings or the Corporation, the Corporation's then existing enterprise value (it being understood that the fee payable pursuant to clause (y) shall be paid only once and shall be computed using the Corporation's then existing enterprise value even if KCP shall, following the

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          completion of such transaction, continue to own an interest in
          Holdings or the Corporation).

     10. Clause (vii) is added at the end of the first sentence of Section 8(a) of the Agreement as follows:

          or (vii) the original issuance of not more than 20,500 shares of Series A Preferred Stock to Holdings pursuant to the Subscription Agreement.

     11. The last sentence of Section 8(a) is amended to read, in its entirety, as follows:

          For the avoidance of doubt, dividends declared and paid ratably from time to time to all holders of Common Stock, cash dividends declared and paid ratably from time to time to all holders of the Series A Preferred Stock or all holders of the Series B Preferred Stock, the redemption of any Preferred Stock and the conversion of any outstanding shares of Series B Preferred Stock into shares of Common Stock are not considered to be Related Party Transactions.

     12. Section 8(c) of the Agreement is amended to read, in its entirety, as follows:

          The Corporation shall be entitled to make payments to Holdings and its Affiliates, including payments under the Advisory Services Agreement dated as of the date of this Agreement, provided, however, that aggregate payments or transfers by the Corporation to Holdings and its Affiliates (other than payments and transfers permitted pursuant to Sections 8(a)(ii), (iii), (iv), (v), (vi), (vii) and the last sentence of Section 8(a)) shall in no event exceed Five Hundred Thousand Dollars ($500,000) in any calendar year.

     13. Section 9 of the Agreement is amended to read, in its entirety, as follows:

          The Corporation shall not, without the prior written consent of BP, redeem any Common Stock, Series B Preferred Stock or Other Equity unless such redemption:

                  (i) applies only to Common Stock, and ratably to the shares of Common Stock owned by BP as a percentage of all outstanding shares of Common Stock; or

                  (ii) is of Common Stock, Series B Preferred Stock or Other Equity held directly or indirectly by individuals within the management group; or

                  (iii) applies only to all outstanding shares of Series B Preferred Stock.

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     14. Paragraph (a) of Section 14 of the Agreement is amended to read, in its entirety, as follows:

          In the event of a proposed Transfer of Common Stock or Series B Preferred Stock (other than to Holdings or an Affiliate of Holdings) by Holdings or any Affiliate of Holdings (the "TRANSFERRING STOCKHOLDER"), the Transferring Stockholder shall deliver a written notice (the "SALE NOTICE") to BP, specifying in reasonable detail the identity of the proposed transferee(s) and the terms and conditions of such Transfer. BP may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 15 days after receipt by BP of the Sale Notice. If BP elects to participate in such Transfer, BP will be entitled to sell in the contemplated Transfer, at the same price and on the same terms as the Transferring Stockholder, a percentage of the Common Stock and Series B Preferred Stock, as applicable, to be sold, assigned or otherwise transferred in the contemplated Transfer equal to the percentage of Common Stock and Series B Preferred Stock, as applicable, then outstanding that are BP Shares. Holdings shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation in any contemplated Transfer, to the extent BP elects to participate in the manner set forth above, and Holdings and its Affiliates shall not Transfer any shares of Common Stock or Series B Preferred Stock to the prospective transferee(s) if the prospective transferee(s) declines to allow such participation of BP.

     15. The reference to "Common Stock" in the first sentence of Section 14(b)(i) of the Agreement is changed to "Common Stock or Series B Preferred Stock".

     16. The last sentence of Section 14(b)(i) of the Agreement is amended to read, in its entirety, as follows:

          BP Shares shall be included in such sale in an amount equal to the product of (1) the number of shares of Common Stock or Series B Preferred Stock, as applicable, held by BP times (2) the ratio of the shares of Common Stock or Series B Preferred Stock, as applicable, proposed to be sold by Holdings and its Affiliates to the total shares of Common Stock or Series B Preferred Stock, as applicable, owned by Holdings and its Affiliates.

     17. The reference to "Common Stock" in Section 14(b)(ii) of the Agreement is changed to "Common Stock or Series B Preferred Stock, as applicable".

     18. Section 15 of the Agreement is amended to read, in its entirety, as follows:

          Any actual or attempted sale, transfer, assignment, pledge or other encumbrance or disposition of any shares of Common Stock or


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          Series B Preferred Stock in violation of any provision of this
          Agreement shall be void, and the Corporation shall not record such transfer on its books or treat any purported transferee of such shares as the owner of such shares for any purpose. Any transferee of Common Stock or Series B Preferred Stock, other than of BP Shares, shall be deemed to be included in the definition of "Holdings" under this Agreement.

     19. The first sentence of Section 20 of the Agreement is amended to read, in its entirety, as follows:

          Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, (a) the Corporation and its successors and assignees and (b) Holdings and BP and any subsequent holders of Common Stock or Series B Preferred Stock and the respective successors and assigns of each of them, so long as they hold Common Stock or Series B Preferred Stock, as applicable.

     20. The address for BP contained in Section 23 of the Agreement is amended to read, in its entirety, as follows:

          BP Chemicals Inc.

          Attn: Controller, Nitriles BU Room 605-1560

          150 West Warrenville Rd.

          Naperville, IL 60563

     21. Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, intending to be legally bound, the Corporation, BP and
Holdings has executed this Amendment on the day and year first written above.

                                           UNIFRAX CORPORATION

                                           By:  /s/ Paul J. Viola
                                                ----------------------------
                                                Name:  Paul J. Viola
                                                Title:  Vice President


                                           BP EXPLORATION (ALASKA) INC.

                                           By:  /s/ Debra A. Plumb
                                                ----------------------------
                                                Name:  Debra A. Plumb
                                                Title:  Corporate Secretary


                                           UNIFRAX HOLDING CO.

                                           By:  /s/ William P. Kelly
                                                ----------------------------
                                                Name:  William P. Kelly
                                                Title:  President